Exhibit 99

n e w s r e l e a s e	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery Humana Investor Relations (502) 580-3644 e-mail: Rnethery@humana.com

Tom Noland Humana Corporate Communications (502) 580-3674 e-mail: Tnoland@humana.com

Humana Inc. Reports Third Quarter 2006 Financial Results
including Earnings per Share of $0.95

•	EPS for third quarter compares to $0.28 in the prior-year quarter
•	Consolidated revenues up 48 percent to $5.65 billion
•	Medical membership up 57 percent year to date
•	Year-to-date cash flows from operations of over $1.1 billion
•	2006 cash flow guidance raised to $1.6 billion to $1.8 billion
•	2007 EPS guidance of $3.90 to $4.10

LOUISVILLE, KY (October 30, 2006) - Humana Inc. (NYSE:HUM) today reported $0.95 in diluted earnings per common share (EPS) for the quarter ended September 30, 2006 (3Q06), within the range of the company’s previous guidance of $0.95 to $1.00. The 3Q06 EPS compares to $0.28(a)(d)(e) EPS for the quarter ended September 30, 2005 (3Q05). Excluding 3Q05 expenses related to the settlement of class action litigation(d) and Hurricane Katrina(e), EPS for 3Q06 is up 64 percent(b) versus the prior year. The year-over-year improvement in the quarter results from substantial earnings increases in both of the company’s business segments.

The company continues to estimate EPS for the year ending December 31, 2006 (FY06E) in the range of $2.82 to $2.88(f) versus $1.79(a)(d)(e)(g) for the year ended December 31, 2005 (FY05), a growth rate of approximately 60 percent. The company also anticipates significant growth in its earnings for the year ending December 31, 2007 (FY07E) with EPS projected to be in the range of $3.90 to $4.10, a growth rate of 35 to 45 percent.

“Our third-quarter results kept us on track to increase earnings per share by approximately 60 percent over 2005,” said Michael B. McCallister, Humana’s president and chief executive officer. “With year-to-date revenues up nearly 50 percent, 2006 is playing out as planned and positioning us for another year of robust earnings and revenue growth in 2007.”

For the nine months ended September 30, 2006 (YTD06) the company reported $1.98(f) in EPS compared to $1.42(a)(d)(e)(g) for the nine months ended September 30, 2005 (YTD05), a growth rate of 39 percent. Excluding 1Q06 excess net investment gains(f), the first quarter 2005 favorable tax contingency(g) and 3Q05 expenses related to the settlement of class action litigation(d) and Hurricane Katrina(e), EPS for YTD06 is up 18 percent(b) versus the prior year driven by improvement in operating results in both of the company’s business segments.

Revenues - 3Q06 consolidated revenues rose 48 percent to $5.65 billion from $3.82 billion in 3Q05, with total premium and administrative services fees up 47 percent compared to the prior year’s quarter. These increases were primarily the result of higher enrollment in the company’s Medicare Advantage plans and new 2006 revenues from stand-alone Prescription Drug Plans (PDPs) for Medicare beneficiaries.

YTD06 consolidated revenues rose 47 percent to $15.76 billion from $10.76 billion YTD05 with total premium and administrative services fees up 46 percent compared to the prior year’s period, also primarily driven by enrollment in the company’s Medicare Advantage plans and stand-alone PDPs.

Medical costs - The company’s medical expense ratio (medical expenses as a percent of premium revenue or MER) of 84.1 percent in 3Q06 was 70 basis points higher than the 3Q05 MER of 83.4 percent(e) due to an increase in the Government Segment MER outweighing an improvement in that for the Commercial Segment. The change in MER in the Government Segment primarily results from the introduction of the stand-alone PDP results in 2006, as described more fully in the Government Segment results discussion below.

The consolidated MER for YTD06 of 84.3 percent was 70 basis points higher than the YTD05 consolidated MER of 83.6 percent(e), driven by the same factors impacting the third quarter year-over-year comparison.

Selling, general, & administrative (SG&A) expenses - The company’s consolidated SG&A expense ratio (SG&A expenses as a percent of premiums plus administrative services fees) decreased to 13.1 percent for 3Q06 from 16.3 percent(a)(d)(e) in 3Q05. This resulted primarily from litigation(d) and hurricane charges(e) incurred in 3Q05 that did not recur in 3Q06. Further, the 3Q06 growth in revenues continued to outpace the related increase in administrative spending on a consolidated basis leading to a 60 basis-point improvement in the SG&A expense ratio compared to the second quarter of 2006.

The SG&A expense ratio for YTD06 of 14.2 percent was 70 basis points lower than the YTD05 ratio of 14.9 percent(a)(d)(e), primarily due to the benefit of administrative costs YTD05 for the settlement of class action litigation(d) and Hurricane Katrina(e) which did not recur in YTD06. Partially offsetting that benefit was the increase in the YTD06 Medicare administrative costs associated with the build out of infrastructure and support functions in advance of the escalation in enrollment during the first half of 2006, as well as sales and marketing spending occurring in a more concentrated 2006 Medicare selling season.

Government Segment Results Summary

Pretax results:
•
Government Segment pretax earnings were $207.0 million in 3Q06 compared to $87.9 million(a)(d)(e) in 3Q05. This increase reflects higher earnings in the company’s Medicare Advantage plans resulting from significantly higher membership, partially offset by results for new Medicare PDP offerings in 2006, and approximately $34.9 million in 3Q05 expenses related to the settlement of class action litigation (d) and Hurricane Katrina(e) that did not recur in 3Q06.

•
For YTD06, pretax earnings for the Government Segment of $326.6 million(f) were $65.7 million higher than YTD05 pretax earnings for the segment of $260.9 million(a)(d)(e) with the YTD06 results also impacted primarily by the same factors driving the 3Q06 year-over-year improvement.

Enrollment:
•
Medicare Advantage membership grew to 993,000 at September 30, 2006, an increase of 489,900, or 97 percent, from September 30, 2005 and 33,200, or 3 percent, from June 30, 2006. The company’s expanded participation in various Medicare products and markets combined with the company’s increased sales and marketing efforts for these programs led to the higher membership level year over year.

•	Membership in the company’s stand-alone PDPs totaled 3,521,000 at September 30, 2006, a sequential increase of 62,200, or 2 percent.
•	As expected, TRICARE membership of 2,862,700 at September 30, 2006 was essentially unchanged from both September 30, 2005 and June 30, 2006.
•
Medicaid membership of 412,600 at September 30, 2006 declined 46,800 from September 30, 2005 and 5,900 from June 30, 2006 due primarily to eligible Puerto Rico Medicaid members opting into the Medicare Advantage program.

Revenues:
•
Medicare Advantage premiums of $2.37 billion in 3Q06 increased 82 percent compared to $1.30 billion in 3Q05, primarily the result of higher enrollment and the expanded geography across which Medicare Advantage products were offered. Medicare Advantage premiums per member decreased 9 percent year over year during 3Q06, primarily due to an increase in the percentage of Medicare Advantage members in the company’s lower per-member premium Private Fee-for-Service products and a more diverse geographic mix than in the prior year. At September 30, 2006 approximately 47 percent of the company’s Medicare Advantage members were in Private Fee-For-Service plans versus 15 percent at September 30, 2005.

•	Medicare PDP premiums added $851.4 million in new revenues in 3Q06 versus 3Q05.
•
TRICARE premiums and administrative services fees during 3Q06 of $650.8 million compared to $670.1 million in 3Q05. The 3 percent year-over-year decrease primarily reflects 3Q06 premiums associated with lower incurred claims.

Medical Expenses:
•
The Government Segment MER increased 250 basis points to 85.0 percent in 3Q06 compared to 82.5 percent(e) in the prior year’s quarter. The change is primarily the result of the establishment of the stand-alone PDPs in January 2006. The MER for the company’s PDP business was 93.0 percent for 3Q06, primarily driven by an MER of 133.0 percent in the company’s Complete PDP offering.

SG&A Expenses:
•
The Government Segment’s SG&A expense ratio for 3Q06 of 10.1 percent was 310 basis points lower than that for 3Q05 of 13.2 percent(a)(d)(e) primarily driven by the favorable comparison against litigation(d) and hurricane expenses(e) in 3Q05 that did not recur in 3Q06 together with expense leverage provided by revenues associated with higher average membership for this segment. On a sequential basis, the segment’s SG&A expense ratio improved 140 basis points, primarily driven by the expense leverage associated with higher average membership.

Commercial Segment Results Summary

Pretax results:
•
Results for the Commercial Segment during 3Q06 reflect pretax income of $42.4 million compared to a pretax loss of $21.2 million(a)(d)(e) in 3Q05. Commercial Segment operating earnings in 3Q06 primarily reflect year-over-year improvements in medical cost utilization trends and the company’s commitment to underwriting discipline. Additionally, 3Q05 results reflected approximately $43.7 million in expenses related to the settlement of class action litigation(d) and Hurricane Katrina(e) that did not recur in 3Q06.

•
For YTD06, pretax earnings for the Commercial Segment of $194.3 million(f) were $147.0 million higher than YTD05 pretax earnings for the segment of $47.3 million(a)(d)(e) primarily reflecting the same drivers which impacted 3Q06 earnings improvement year over year combined with higher-than-average capital gains in the first quarter of 2006(f).

Enrollment:
•	Commercial Segment medical membership of 3,291,900 at September 30, 2006 increased approximately 114,000, or 4 percent, from September 30, 2005 and declined 22,000, or 1 percent, from June 30, 2006.
•
Membership in the company’s Smart plans and other consumer offerings increased year over year to 432,700 at September 30, 2006, representing over 13 percent of Commercial medical membership compared to 11 percent at September 30, 2005 and 13 percent at June 30, 2006.

Revenues:
•
Premiums and administrative services fees for the Commercial Segment decreased 6 percent to $1.58 billion in 3Q06 compared to $1.67 billion in the prior year’s quarter, as an increase in administrative services fees resulting from a 29 percent increase in ASO membership was more than offset by lower premiums due to declines in at-risk enrollment.

•
Commercial Segment medical premiums for fully insured groups increased approximately 5 percent on a per-member basis during 3Q06 compared to 3Q05. This increase primarily includes the effect of a greater percentage of the company’s fully-insured group block being weighted towards small groups, as its large group business becomes more weighted towards ASO. Premium yield and medical cost trends for the small group business generally include a higher level of benefit buy-downs versus larger employers.

Medical Expenses:
•
In 3Q06, the Commercial Segment MER of 81.7 percent was 270 basis points lower than the 3Q05 MER of 84.4 percent(e), primarily reflecting improving medical cost utilization trends and the company’s commitment to underwriting discipline.

•
The company continues to experience individual components of commercial medical cost same-store trend for 2006 as follows: inpatient hospital utilization - flat to 1 percent; inpatient and outpatient hospital rates - upper single digits; outpatient hospital utilization - low to mid single digits; physician - mid single digits; and pharmacy - high single digits to low double digits.

SG&A Expenses:
•
The Commercial Segment SG&A expense ratio of 20.7 percent for 3Q06 compares to 20.2 percent(a)(d)(e) in 3Q05, primarily the result of lower average fully-insured medical enrollment and an increase in the percentage of Commercial medical membership related to ASO, outweighing the benefit of the favorable comparison against litigation(d) and hurricane expenses(e) in 3Q05 that did not recur in 3Q06. On a sequential basis, the segment’s SG&A expense ratio increased 190 basis points primarily due to a higher percentage of Commercial medical members in ASO accounts, with ASO comprising 46 percent of Commercial medical members at September 30, 2006 versus 43 percent at June 30, 2006.

Balance Sheet

•
Cash and cash equivalents declined $1.08 billion or 48 percent sequentially as a result of CMS opting to remit the October 2006 revenue payment one business day later than the traditional payment pattern. Consequently, the company experienced a corresponding sequential decline in unearned premium revenues during 3Q06.

•
On August 1, 2006, the company’s $300 million, 7.25 percent senior notes matured and were repaid, reducing current liabilities. Debt-to-total capitalization at September 30, 2006 was 25.1 percent, down 390 basis points from June 30, 2006.

•
The company’s working capital at September 30, 2006 included approximately $432.5 million in net Part D risk-share payables to CMS associated with the company’s Medicare Advantage and stand-alone PDP offerings.

•
Days in claims payable rose 1.7 days on a sequential basis to 61.2 days at September 30, 2006 from 59.5 days at June 30, 2006. Favorable prior-year reserve development year-to-date of $173.2 million increased sequentially by $54.6 million primarily driven by further actuarial development on medical claims. This sequential change had no impact on Humana’s 3Q06 results given the consistent reserving methodology used by the company.

Cash Flows from Operations

Cash flows used in operations for 3Q06 of $391.0 million compared to cash provided by operations of $586.0 million(a) in 3Q05. The company also evaluates operating cash flows on a non-GAAP basis(b)(c).

Cash flows from operations ($ in millions)	3Q06	3Q05(a)	YTD06	YTD05(a)
GAAP cash flows (used in) provided by operations	($391.0)	$586.0	$1,151.8	$860.9
Timing of premium payment from CMS(c)	1,031.8	(384.8)	―	(365.0)
Non-GAAP cash flows provided by operations(b)(c)	$640.8	$201.2	$1,151.8	$495.9

Non-GAAP cash flows provided by operations rose to $640.8 million in 3Q06 from $201.2 million(a) in 3Q05 driven by growth in the company’s Medicare operations.

Footnotes

(a)
In accordance with Generally Accepted Accounting Principles (GAAP), Humana adopted the retrospective method for implementing new stock option accounting rules on January 1, 2006. Consequently, prior period results in this news release have been adjusted to retrospectively reflect the expensing of stock options.

(b)
The company has included certain financial measures that are not in accordance with GAAP within this news release. The company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company's ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

(c)
When reviewing and analyzing Humana’s operating cash flows, company management applies the CMS premium payment in each month to match the corresponding disbursements. To do otherwise distorts meaningful analysis of the company’s operating cash flow. Therefore, decisions such as management’s forecasting and business plans regarding cash flow use this non-GAAP financial measure.

(d)
On October 18, 2005, the company announced it had reached an agreement to settle a nationwide class action suit that had been pending in U.S. District Court in Miami for more than six years. Pursuant to the settlement, Humana’s 3Q05 financial results included pretax expenses of $71.9 million ($44.8 million after tax or $0.27 per share) in connection with the settlement and other related litigation costs. Detail of the related segment impacts is included in the statistical pages accompanying this news release.

(e)
During 3Q05, certain of Humana’s operations were affected by the impact of Hurricane Katrina. Expenses related to Hurricane Katrina primarily stem from the company’s efforts, in close cooperation with the Departments of Insurance in the affected states, to help Humana’s members by offering participating-provider benefits at non-participating providers, paying claims for members who were unable at that time to meet their premium obligations and similar measures. The company recorded $6.7 million in pretax expenses ($4.2 million after tax or $0.03 per share) in hurricane-related medical and administrative costs during 3Q05. Detail of the related segment impacts is included in the statistical pages accompanying this news release.

(f)
During the first quarter of 2006, the company realized a gain on the sale of an investment totaling approximately $52 million on a pretax basis, which was $34 million higher than the pretax capital gains realized in 2005. The company, in turn, donated $0.02 per share of the $0.13 per share in excess capital gains to the Humana Foundation. Detail of the related segment impacts is included in the statistical pages accompanying this news release.

(g)	During the first quarter of 2005, the company realized a favorable tax contingency of $22.8 million or $0.14 per share.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests Web participants sign on approximately 15 minutes in advance of the call. The company also suggests Web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive will be available in the Historical Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release contains forward-looking statements and earnings guidance points. The forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents filed by Humana with the Securities and Exchange Commission:
•	Form 10-K for the year ended December 31, 2005,
•	Form 10-Qs for the quarters ended March 31, 2006 and June 30, 2006.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health benefits companies, with over 11 million medical members. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

Over its 45-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s Web site at www.humana.com, including copies of:
•  Annual report to stockholders;
•  Securities and Exchange Commission filings;

•  Most recent investor conference presentation;
•  Quarterly earnings news releases;
•  Replay of most recent earnings release conference call;
•  Calendar of events (includes upcoming earnings conference call dates, times, amd access number, as well as planned interaction with research analysts and institutional investors);
•  Corporate Governance information.

Humana Inc.
GAAP Guidance Points as of October 30, 2006	For the year ending December 31, 2006	For the year ending December 31, 2007	Comments
Diluted earnings per common share (EPS)	Full year EPS: $2.82 to $2.88; Fourth quarter EPS: $0.84 to $0.90	Full year EPS: $3.90 to $4.10	2006 EPS growth rate of 58% to 61% 2007 EPS growth rate of 35% to 45%
Revenues
 Consolidated revenues: $21 billion to $22 billion;
 Medicare Advantage: $8.5 billion to $9.0 billion;
 Medicare stand-alone PDPs: $2.8 billion to $3.2 billion;
 TRICARE: $2.5 billion to $2.9 billion;
 Commercial: $6.5 billion to $7.0 billion

 Consolidated revenues: $24 billion to $26 billion;
 Medicare Advantage: $10.5 billion to $12.0 billion;
 Medicare stand-alone PDPs: $3.0 billion to $3.5 billion;
 TRICARE: $2.5 billion to $3.5 billion;
 Commercial: $6.0 billion to $7.0 billion

Ending medical membership
 Medicare Advantage: approximately 1 million;
 Medicare stand-alone PDPs: approximately 3.5 million;
 TRICARE: No material change from prior year;
 Medicaid: Down approximately 40,000 from prior year;
 Commercial: Up approximately 110,000 to 120,000 from prior year including the benefit of members acquired via the CHA Health acquisition

 Medicare Advantage: approximately 1.1 million to 1.2 million;
 Medicare stand-alone PDPs: approximately 3.5 million including the anticipated loss of approximately 300,000 Complete plan members;
 TRICARE: No material change from prior year;
 Medicaid: No material change from prior year;
 Commercial: Up approximately 50,000 to 75,000 from prior year
Commercial represents combined ASO and fully insured medical membership
Medical costs
 Total Medicare products (Medicare Advantage and stand-alone PDP) MER in the range of 84% to 85%;
 Commercial fully insured groups: Medical cost trends in the range of 5% to 6%; premium yields in line with medical cost trends

 Total Medicare products (Medicare Advantage and stand-alone PDP) MER in the range of 82% to 84%;
 Commercial fully insured groups: Medical cost trends in the range of 5% to 6%; premium yields in line with medical cost trends
2007 same-store trend for individual medical cost trend components is not anticipated to be materially different from 2006

GAAP Guidance Points as of October 30, 2006	For the year ending December 31, 2006	For the year ending December 31, 2007	Comments
Selling, general & administrative expenses	Consolidated SG&A expense ratio of 13.5% to 14.5%	Consolidated SG&A expense ratio of 13% to 14%
Investment income and interest expense
 Investment income of $280 million to $290 million including approximately $75 million in venture capital gains;
 Interest expense of approximately $64 million
 Net investment income by segment:
 35% to 40% Government Segment; 60% to 65% Commercial Segment

 Investment income of $280 million to $290 million with no
material benefit from venture capital gains;
 Interest expense of approximately $70 million
 Net investment income by segment:
 55% to 60% Government Segment; 40% to 45% Commercial Segment

 2007 is not forecast to include any material gains from venture capital investments due to fewer such investments now held by the company
 Investment income (net of interest expense) is recorded to the business segments based upon changes in working capital that fund cash available for investment

Pretax results
 Total Medicare products (Medicare Advantage and stand-alone PDP): 2.5% to 3.5% pretax margin including a pretax loss on stand-alone PDP;
 TRICARE: Approximately 3% to 4% pretax margin;
 Commercial Segment: $210 million to $230 million including approximately $45 million in venture capital investment gains

 Total Medicare products (Medicare Advantage and stand-alone PDP): 4% to 5% pretax margin including a pretax gain on stand-alone PDP;
 TRICARE: Approximately 3% to 4% pretax margin;
 Commercial Segment: $190 million to $210 million including no material benefit from venture capital gains
Investment and other income and interest expense are not recorded at the line-of-business level

GAAP Guidance Points as of October 30, 2006	For the year ending December 31, 2006	For the year ending December 31, 2007	Comments
Cash flows from operations	$1.6 billion to $1.8 billion	At least $1.8 billion
 2006 cash flows from operations is anticipated to be used towards capital expenditures (approximately 10%), net Part D risk-share payment to be remitted in 2007 (approximately 40%), and capital contributions into the subsidiaries (approximately 50%)
 2007 cash flows from operations include the forecasted payment to CMS of the net Part D risk-share payable related to the 2006 plan year

Capital expenditures	$190 million to $200 million	Approximately $200 million
Effective tax rate	Approximately 35% to 37%	Approximately 36% to 38%
Shares used in computing EPS	Approximately 168 million	Approximately 171 million

Humana Inc.
Statistical Schedules
And
Supplementary Information
3Q06 Earnings Release

Humana Inc.
Statistical Schedules and Supplementary Information
3Q06 Earnings Release

Contents

Page	Description

S-3	3Q06 Consolidated Statements of Income
S-4	YTD Consolidated Statements of Income
S-5	Consolidated Balance Sheets
S-6	3Q06 Consolidated Statements of Cash Flows
S-7	YTD Consolidated Statements of Cash Flows
S-8	Key Income Statement Ratios and Segment Operating Results
S-9	Membership Detail
S-10	3Q06 Premiums and Administrative Services Fees Detail
S-11	YTD Premiums and Administrative Services Fees Detail
S-12	Percentage of Ending Membership under Capitation Arrangements
S-13	Detail of Medical and Other Expenses Payable Balance and Year-to-Date Changes
S-14-15	Medical Claims Reserves Statistics
S-16	3Q05 GAAP to Non-GAAP Reconciliation
S-17	YTD GAAP to Non-GAAP Reconciliation
S-18	2005 Quarters Adjusted to Reflect Retrospective Application of Expensing Stock Options
S-19	2003 Through 2005 Adjusted to Reflect Retrospective Application of Expensing Stock Options
S-20	Footnotes

Humana Inc.
3Q06 Consolidated Statements of Income
In thousands, except per common share results

	Three Months Ended September 30,
			Dollar	Percentage
	2006	2005 (A)	Change	Change
Revenues:
Premiums	$5,486,368	$3,712,364	$1,774,004	47.8%
Administrative services fees	86,332	66,072	20,260	30.7%
Investment income	62,474	38,778	23,696	61.1%
Other revenue	14,610	4,247	10,363	244.0%
Total revenues	5,649,784	3,821,461	1,828,323	47.8%
Operating expenses:
Medical	4,616,002	3,094,397	1,521,605	49.2%
Selling, general and administrative	729,722	616,126	113,596	18.4%
Depreciation	32,562	26,661	5,901	22.1%
Other intangible amortization	5,115	7,458	(2,343)	-31.4%
Total operating expenses	5,383,401	3,744,642	1,638,759	43.8%
Income from operations	266,383	76,819	189,564	246.8%
Interest expense	17,009	10,141	6,868	67.7%
Income before income taxes	249,374	66,678	182,696	274.0%
Provision for income taxes	90,176	19,871	70,305	353.8%
Net income	$159,198	$46,807	$112,391	240.1%

Basic earnings per common share	$0.97	$0.29	$0.68	234.5%
Diluted earnings per common share	$0.95	$0.28	$0.67	239.3%

Shares used in computing basic earnings per common share	164,387	162,048
Shares used in computing diluted earnings per common share	168,376	166,076

Humana Inc.
YTD Consolidated Statements of Income
In thousands, except per common share results

	Nine Months Ended September 30,
			Dollar	Percentage
	2006	2005 (A)	Change	Change
Revenues:
Premiums	$15,272,329	$10,449,198	$4,823,131	46.2%
Administrative services fees	248,721	196,240	$52,481	26.7%
Investment income	211,943	100,120	$111,823	111.7%
Other revenue	28,325	9,489	$18,836	198.5%
Total revenues	15,761,318	10,755,047	$5,006,271	46.5%
Operating expenses:
Medical	12,879,429	8,736,639	$4,142,790	47.4%
Selling, general and administrative	2,204,471	1,586,085	$618,386	39.0%
Depreciation	94,027	76,282	$17,745	23.3%
Other intangible amortization	15,152	18,849	($3,697)	-19.6%
Total operating expenses	15,193,079	10,417,855	$4,775,224	45.8%
Income from operations	568,239	337,192	$231,047	68.5%
Interest expense	47,335	28,986	$18,349	63.3%
Income before income taxes	520,904	308,206	$212,698	69.0%
Provision for income taxes	188,502	73,252	$115,250	157.3%
Net income	$332,402	$234,954	$97,448	41.5%

Basic earnings per common share	$2.03	$1.45	$0.58	40.0%
Diluted earnings per common share	$1.98	$1.42	$0.56	39.4%

Shares used in computing basic earnings per common share	163,736	161,484
Shares used in computing diluted earnings per common share	167,746	165,240

Humana Inc.
Consolidated Balance Sheets
Dollars in thousands, except share amounts

	September 30,	June 30,	December 31,	Sequential Change
	2006	2006	2005 (A)	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,181,234	$2,258,464	$732,016
Investment securities	3,242,711	2,998,440	2,354,904
Receivables, net:
Premiums	729,949	767,610	723,190
Administrative services fees	15,055	14,842	15,462
Securities lending collateral	917,325	240,849	47,610
Other	1,066,731	778,821	333,004
Total current assets	7,153,005	7,059,026	4,206,186	$93,979	1.3%
Property and equipment	518,930	505,721	484,412
Other assets:
Long-term investment securities	408,281	387,362	391,035
Goodwill	1,307,231	1,307,650	1,264,575
Other	569,718	576,841	523,406
Total other assets	2,285,230	2,271,853	2,179,016
Total assets	$9,957,165	$9,836,600	$6,869,614	$120,565	1.2%

Liabilities and Stockholders' Equity
Current liabilities:
Medical and other expenses payable	$2,562,943	$2,457,643	$1,909,682
Trade accounts payable and accrued expenses	1,528,991	1,102,919	560,550
Book overdraft	281,244	271,824	280,005
Securities lending payable	917,325	240,849	47,610
Unearned revenues	146,320	1,170,278	120,489
Current portion of long-term debt	-	299,941	301,254
Total current liabilities	5,436,823	5,543,454	3,219,590	($106,631)	-1.9%
Long-term debt	970,144	784,399	513,790
Other long-term liabilities	657,735	849,952	627,360
Total liabilities	7,064,702	7,177,805	4,360,740	($113,103)	-1.6%
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized;
182,346,635 issued at September 30, 2006	30,391	30,170	29,843
Capital in excess of par value	1,333,503	1,285,399	1,235,888
Retained earnings	1,754,077	1,594,879	1,421,675
Accumulated other comprehensive (loss) income	(6,574)	(43,352)	24,832
Treasury stock, at cost, 16,118,177 shares at September 30, 2006	(218,934)	(208,301)	(203,364)
Total stockholders' equity	2,892,463	2,658,795	2,508,874	$233,668	8.8%
Total liabilities and stockholders' equity	$9,957,165	$9,836,600	$6,869,614	$120,565	1.2%

Debt to total capitalization ratio	25.1%	29.0%	24.5%

Humana Inc.
3Q06 Consolidated Statements of Cash Flows
Dollars in thousands

	Three Months Ended September 30,
			Dollar	Percentage
	2006	2005 (A)	Change	Change
Cash flows from operating activities
Net income	$159,198	$46,807
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	37,677	34,119
Stock-based compensation	9,350	8,067
Provision (benefit) for deferred income taxes	23,495	(40,409)
Changes in operating assets and liabilities excluding
the effects of acquisitions:
Receivables	37,448	(102,986)
Other assets	(29,713)	(2,773)
Medical and other expenses payable	105,300	139,675
Other liabilities	293,274	97,277
Unearned revenues	(1,023,958)	412,760
Other	(3,088)	(6,531)
Net cash (used in) provided by operating activities	(391,017)	586,006	($977,023)	-166.7%

Cash flows from investing activities
Acquisitions, net of cash acquired	(431)	(90)
Purchases of property and equipment	(54,629)	(45,091)
Proceeds from sales of property and equipment	7,296	2,610
Purchases of investment securities	(1,246,843)	(448,518)
Proceeds from maturities of investment securities	467,620	202,664
Proceeds from sales of investment securities	506,870	232,585
Change in securities lending collateral	(676,476)	(40,555)
Net cash used in investing activities	(996,593)	(96,395)	($900,198)	-933.9%

Cash flows from financing activities
Receipts from CMS contract deposits	382,787	-
Withdrawals from CMS contract deposits	(634,437)	-
Borrowings under credit agreement	150,000	-
Repayments under credit agreement	-	(244,000)
Repayment of senior notes	(300,000)	-
Debt issue costs	(1,971)	-
Change in book overdraft	9,420	75,940
Change in securities lending payable	676,476	40,555
Common stock repurchases	(10,633)	(380)
Tax benefit from stock-based compensation	17,135	5,033
Proceeds from stock option exercises and other	21,603	8,387
Net cash provided by (used in) financing activities	310,380	(114,465)	$424,845	371.2%

(Decrease)/increase in cash and cash equivalents	(1,077,230)	375,146
Cash and cash equivalents at beginning of period	2,258,464	603,790

Cash and cash equivalents at end of period	$1,181,234	$978,936

Humana Inc.
YTD Consolidated Statements of Cash Flows
Dollars in thousands

	Nine Months Ended September 30,
			Dollar	Percentage
	2006	2005 (A)	Change	Change
Cash flows from operating activities
Net income	$332,402	$234,954
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	109,179	95,131
Stock-based compensation	24,401	22,437
Provision (benefit) for deferred income taxes	22,269	(29,223)
Changes in operating assets and liabilities excluding
the effects of acquisitions:
Receivables	(5,509)	(129,236)
Other assets	(389,013)	(31,287)
Medical and other expenses payable	632,063	357,841
Other liabilities	465,993	(20,629)
Unearned revenues	20,892	367,809
Other	(60,866)	(6,931)
Net cash provided by operating activities	1,151,811	860,866	$290,945	33.8%

Cash flows from investing activities
Acquisitions, net of cash acquired	(26,362)	(352,816)
Purchases of property and equipment	(136,602)	(112,318)
Proceeds from sales of property and equipment	9,452	2,648
Purchases of investment securities	(3,505,391)	(1,694,123)
Proceeds from maturities of investment securities	1,478,017	596,276
Proceeds from sales of investment securities	1,219,555	992,420
Change in securities lending collateral	(869,715)	(39,713)
Net cash used in investing activities	(1,831,046)	(607,626)	($1,223,420)	-201.3%

Cash flows from financing activities
Receipts from CMS contract deposits	1,427,849	-
Withdrawals from CMS contract deposits	(1,370,862)	-
Borrowings under credit agreement	250,000	294,000
Repayments under credit agreement	(300,000)	(294,000)
Proceeds from issuance of senior notes	498,545	-
Repayment of senior notes	(300,000)	-
Debt issue costs	(5,796)	-
Change in book overdraft	1,239	66,373
Change in securities lending payable	869,715	39,713
Common stock repurchases	(15,570)	(2,071)
Tax benefit from stock-based compensation	30,791	11,258
Proceeds from stock option exercises and other	42,542	30,344
Net cash provided by financing activities	1,128,453	145,617	$982,836	674.9%

Increase in cash and cash equivalents	449,218	398,857
Cash and cash equivalents at beginning of period	732,016	580,079

Cash and cash equivalents at end of period	$1,181,234	$978,936

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in thousands

	Three Months Ended September 30,				Nine Months Ended September 30,

				Percentage				Percentage
	2006	2005 (A)	Difference	Change	2006	2005 (A)	Difference	Change
Medical expense ratio
Government Segment	85.0%	82.5%	2.5%		85.5%	83.7%	1.8%
Commercial Segment	81.7%	84.4%	-2.7%		81.6%	83.5%	-1.9%
Consolidated	84.1%	83.4%	0.7%		84.3%	83.6%	0.7%

Selling, general, and administrative
expense ratio
Government Segment	10.1%	13.2%	-3.1%		11.6%	11.7%	-0.1%
Commercial Segment	20.7%	20.2%	0.5%		20.0%	18.6%	1.4%
Consolidated	13.1%	16.3%	-3.2%		14.2%	14.9%	-0.7%

Detail of Pretax Income (loss)
Government Segment	$207,004	$87,868	$119,136	135.6%	$326,557	$260,871	$65,686	25.2%
Commercial Segment	42,370	(21,190)	63,560	300.0%	194,347	47,335	147,012	310.6%
Consolidated	$249,374	$66,678	$182,696	274.0%	$520,904	$308,206	$212,698	69.0%

Detail of Pretax Margins
Government Segment	5.1%	4.2%	0.9%		3.0%	4.6%	-1.6%
Commercial Segment	2.6%	-1.2%	3.8%		3.9%	0.9%	3.0%
Consolidated	4.4%	1.7%	2.7%		3.3%	2.9%	0.4%

Humana Inc.
Membership Detail
In thousands

	Ending		Ending	Year-over-year Change		Ending	Sequential Change
	September 30, 2006	Average - 3Q06	September 30, 2005	Amount	Percent	June 30, 2006	Amount	Percent
Medical Membership:
Government Segment:
Medicare Advantage - HMO	455.4	454.6	421.2	34.2	8.1%	457.0	(1.6)	-0.4%
Medicare Advantage - PPO	71.1	70.3	6.0	65.1	1085.0%	64.6	6.5	10.1%
Medicare Advantage - PFFS	466.5	462.3	75.9	390.6	514.6%	438.2	28.3	6.5%
Total Medicare Advantage	993.0	987.2	503.1	489.9	97.4%	959.8	33.2	3.5%
Medicare - PDP - Standard	2,081.7	2,063.9	-	2,081.7	100.0%	2,066.5	15.2	0.7%
Medicare - PDP - Enhanced	1,021.6	989.1	-	1,021.6	100.0%	977.2	44.4	4.5%
Medicare - PDP - Complete	417.7	415.1	-	417.7	100.0%	415.1	2.6	0.6%
Total Medicare stand-alone PDPs	3,521.0	3,468.1	-	3,521.0	100.0%	3,458.8	62.2	1.8%
Total Medicare	4,514.0	4,455.3	503.1	4,010.9	797.2%	4,418.6	95.4	2.2%
TRICARE insured	1,721.3	1,724.5	1,747.1	(25.8)	-1.5%	1,732.6	(11.3)	-0.7%
TRICARE ASO	1,141.4	1,141.6	1,127.3	14.1	1.3%	1,141.9	(0.5)	0.0%
Total TRICARE	2,862.7	2,866.1	2,874.4	(11.7)	-0.4%	2,874.5	(11.8)	-0.4%
Medicaid	412.6	413.4	459.4	(46.8)	-10.2%	418.5	(5.9)	-1.4%
Total Government Segment	7,789.3	7,734.8	3,836.9	3,952.4	103.0%	7,711.6	77.7	1.0%
Commercial Segment:
Fully insured medical:
Group	1,597.1	1,612.2	1,850.3	(253.2)	-13.7%	1,716.4	(119.3)	-7.0%
Individual	175.4	173.1	152.8	22.6	14.8%	170.0	5.4	3.2%
Medicare supplement	7.4	7.1	4.3	3.1	72.1%	6.7	0.7	10.4%
Total fully insured medical	1,779.9	1,792.4	2,007.4	(227.5)	-11.3%	1,893.1	(113.2)	-6.0%
ASO	1,512.0	1,510.3	1,170.5	341.5	29.2%	1,420.8	91.2	6.4%
Total Commercial Segment	3,291.9	3,302.7	3,177.9	114.0	3.6%	3,313.9	(22.0)	-0.7%

Total medical membership	11,081.2	11,037.5	7,014.8	4,066.4	58.0%	11,025.5	55.7	0.5%

Specialty Membership (all Commercial Segment)
Dental - fully insured	960.5	959.7	918.3	42.2	4.6%	955.6	4.9	0.5%
Dental - ASO	488.2	496.1	493.0	(4.8)	-1.0%	496.5	(8.3)	-1.7%
Total dental	1,448.7	1,455.8	1,411.3	37.4	2.7%	1,452.1	(3.4)	-0.2%
Group life	436.1	438.2	427.7	8.4	2.0%	427.2	8.9	2.1%
Short-term disability	14.9	15.1	16.5	(1.6)	-9.7%	15.6	(0.7)	-4.5%
Total specialty membership	1,899.7	1,909.1	1,855.5	44.2	2.4%	1,894.9	4.8	0.3%

Humana Inc.
3Q06 Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (B)
	Three Months Ended September 30,				Three Months Ended September 30,
			Dollar	Percentage
	2006	2005	Change	Change	2006	2005
Premium revenues
Government Segment:
Medicare Advantage	$2,366,206	$1,296,743	$1,069,463	82.5%	$799	$876
Medicare stand-alone PDPs	851,398	-	851,398	100.0%	$82	-
Total Medicare	3,217,604	1,296,743	1,920,861	148.1%
TRICARE insured (C)	639,657	659,019	(19,362)	-2.9%	$124	$126
Medicaid	128,018	139,961	(11,943)	-8.5%	$103	$100
Total Government Segment premiums	3,985,279	2,095,723	1,889,556	90.2%
Commercial Segment:
Fully insured medical	1,397,945	1,519,971	(122,026)	-8.0%	$260	$251
Specialty	103,144	96,670	6,474	6.7%	$21	$20
Total Commercial Segment premiums	1,501,089	1,616,641	(115,552)	-7.1%
Total premium revenues	$5,486,368	$3,712,364	$1,774,004	47.8%

Administrative services fees
Government Segment (TRICARE-related) (C)	$11,136	$11,076	$60	0.5%	$3	$3
Commercial Segment	75,196	54,996	20,200	36.7%	$12	$11
Total administrative services fees	$86,332	$66,072	$20,260	30.7%

Humana Inc.
YTD Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (B)
	Nine Months Ended September 30,				Nine Months Ended September 30,
			Dollar	Percentage
	2006	2005	Change	Change	2006	2005
Premium revenues
Government Segment:
Medicare Advantage	$6,196,455	$3,372,326	$2,824,129	83.7%	$805	$816
Medicare stand-alone PDPs	2,168,310	-	2,168,310	100.0%	$90	-
Total Medicare	8,364,765	3,372,326	4,992,439	148.0%
TRICARE insured (C)	1,898,038	1,832,526	65,512	3.6%	$122	$116
Medicaid	386,643	409,105	(22,462)	-5.5%	$101	$96
Total Government Segment premiums	10,649,446	5,613,957	5,035,489	89.7%
Commercial Segment:
Fully insured medical	4,316,523	4,549,643	(233,120)	-5.1%	$259	$248
Specialty	306,360	285,598	20,762	7.3%	$21	$20
Total Commercial Segment premiums	4,622,883	4,835,241	(212,358)	-4.4%
Total premium revenues	$15,272,329	$10,449,198	$4,823,131	46.2%

Administrative services fees
Government Segment (TRICARE-related) (C)	$33,471	$39,870	($6,399)	-16.0%	$3	$4
Commercial Segment	215,250	156,370	58,880	37.7%	$12	$10
Total administrative services fees	$248,721	$196,240	$52,481	26.7%

Humana Inc.
Percentage of Ending Membership under Capitation Arrangements

	Government Segment					Commercial Segment
September 30, 2006	Medicare Advantage	Medicare stand-alone PDPs	TRICARE	Medicaid	Total Govt. Segment	Fully insured	ASO	Total Comm. Segment	Total Medical Membership

Capitated HMO hospital system based (D)	3.1%	-	-	-	0.4%	1.9%	-	1.0%	0.6%
Capitated HMO physician group based (D)	2.4%	-	-	34.8%	2.2%	1.8%	-	1.0%	1.8%
Risk-sharing (E)	27.8%	-	-	64.5%	7.0%	1.4%	-	0.8%	5.1%
All other membership	66.7%	100.0%	100.0%	0.7%	90.4%	94.9%	100.0%	97.2%	92.5%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

September 30, 2005

Capitated HMO hospital system based (D)	7.0%	-	-	-	0.9%	2.6%	-	1.6%	1.2%
Capitated HMO physician group based (D)	4.6%	-	-	37.2%	5.1%	2.2%	-	1.4%	3.4%
Risk-sharing (E)	44.1%	-	-	59.1%	12.9%	2.6%	-	1.6%	7.8%
All other membership	44.3%	-	100.0%	3.7%	81.1%	92.6%	100.0%	95.4%	87.6%
Total medical membership	100.0%	-	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Humana Inc.
Detail of Medical and Other Expenses Payable Balance and Year-to-Date Changes
Dollars in thousands

	September 30,	June 30,	December 31,
	2006	2006	2005
Detail of medical and other expenses payable
IBNR and other medical expenses payable (F)	$1,715,791	$1,580,587	$1,125,205
TRICARE IBNR (G)	332,962	316,251	409,413
TRICARE other medical expenses payable (H)	95,593	92,963	88,443
Unprocessed claim inventories (I)	187,900	193,700	148,200
Processed claim inventories (J)	89,500	128,926	83,635
Payable to pharmacy benefit administrator (K)	141,197	145,216	54,786
Total medical and other expenses payable	$2,562,943	$2,457,643	$1,909,682

	Nine Months Ended	Six Months Ended	Year Ended
	September 30, 2006	June 30, 2006	December 31, 2005
Year-to-date changes in medical and other expenses payable

Balances at January 1	$1,909,682	$1,909,682	$1,422,010

Acquisitions	21,198	21,198	37,375

Incurred related to:
Current year (L)	13,163,725	8,465,493	11,765,662
Prior years - non-TRICARE (L)	(173,223)	(118,602)	(72,868)
Prior years - TRICARE (M)	(111,073)	(83,464)	(41,324)
Total incurred	12,879,429	8,263,427	11,651,470

Paid related to:
Current year	(11,193,784)	(6,724,304)	(9,979,449)
Prior years	(1,053,582)	(1,012,360)	(1,221,724)
Total paid	(12,247,366)	(7,736,664)	(11,201,173)

Balances at end of period	$2,562,943	$2,457,643	$1,909,682

Humana Inc.
Medical Claims Reserves Statistics

Receipt Cycle Time (N)

	2006	2005	Change	Percentage Change
1st Quarter Average	16.1	16.6	(0.5)	-3.0%
2nd Quarter Average	15.8	15.9	(0.1)	-0.6%
3rd Quarter Average	16.0	16.7	(0.7)	-4.2%
4th Quarter Average	-	16.9	N/A	N/A
Full Year Average	15.9	16.5	(0.6)	-3.6%

Unprocessed Claims Inventories

Date	Estimated Valuation (000's)	Claim Item Counts	Number of Days on Hand
9/30/2004	$122,300	453,300	4.4
12/31/2004	$115,300	394,400	3.7
3/31/2005	$111,200	393,200	3.6
6/30/2005	$119,500	443,600	4.0
9/30/2005	$136,700	512,800	4.7
12/31/2005	$148,200	498,400	4.6
3/31/2006	$185,300	683,900	5.6
6/30/2006	$193,700	702,000	4.8
9/30/2006	$187,900	623,900	5.4

Humana Inc.
Medical Claims Reserves Statistics (Continued)

Days in Claims Payable (O) (P)

Quarter Ended	Days in Claim Payable (DCP)	Annual Change	Percentage Change	DCP Excluding Capitation	Annual Change	Percentage Change
9/30/2004	51.8	4.6	9.7%	59.1	4.6	8.4%
12/31/2004	49.5	3.3	7.1%	54.8	1.6	3.0%
3/31/2005	50.5	3.1	6.5%	56.1	1.8	3.3%
6/30/2005	52.8	5.4	11.4%	58.6	4.5	8.3%
9/30/2005	54.0	2.2	4.2%	60.8	1.7	2.9%
12/31/2005	60.3	10.8	21.8%	66.6	11.8	21.5%
3/31/2006	59.1	8.6	17.0%	65.5	9.4	16.8%
6/30/2006	59.5	6.7	12.7%	65.5	6.9	11.8%
9/30/2006	61.2	7.2	13.3%	67.1	6.3	10.4%

Year-to-Date Change in Days in Claims Payable (P) (Q)

			2006	2005
DCP - 4th quarter of prior year			60.3	49.5
Components of year-to-date change in DCP:
Change in claims receipt cycle time			(2.0)	0.2
Change in unprocessed claims inventories			1.0	1.0
Change in processed claims inventories			0.1	(0.4)
Change in TRICARE reserve balances			(4.6)	3.9
Change in pharmacy payment cutoff			(0.2)	1.5
Growth in Medicare PFFS membership			6.1	1.2
Growth in individual membership			0.4	0.9
Change in provider payables under risk arrangements			1.9	1.4
All other			(1.8)	1.1
DCP - current quarter			61.2	60.3

Humana Inc.
3Q05 GAAP to Non-GAAP Reconciliation
Dollars in thousands, except EPS

	3Q06	3Q05
		GAAP (A)	Adjustments		Non-GAAP
			Class Action Litigation Settlement	Hurricane Katrina
Consolidated
Pretax income	$249,374	$66,678	$71,850	$6,699	$145,227
Pretax margin	4.4%	1.7%	1.9%	0.2%	3.8%
Net income	$159,198	$46,807	$44,834	$4,181	$95,822
EPS	$0.95	$0.28	$0.27	$0.03	$0.58
Growth rate vs. P/Y GAAP	239.3%
Growth rate vs. P/Y Non-GAAP	63.8%
MER	84.1%	83.4%	-	-0.2%	83.2%
SG&A ratio	13.1%	16.3%	-1.9%	-	14.4%

Government Segment
Pretax income	$207,004	$87,868	$33,360	$1,529	$122,757
Pretax margin	5.1%	4.2%	1.5%	0.1%	5.8%
MER	85.0%	82.5%	-	-	82.5%
SG&A ratio	10.1%	13.2%	-1.6%	-	11.6%

Commercial Segment
Pretax (loss) income	$42,370	($21,190)	$38,490	$5,170	$22,470
Pretax margin	2.6%	-1.2%	2.2%	0.3%	1.3%
MER	81.7%	84.4%	-	-0.3%	84.1%
SG&A ratio	20.7%	20.2%	-2.3%	-	17.9%

Humana Inc.
YTD GAAP to Non-GAAP Reconciliation
Dollars in thousands, except EPS

	3Q06 YTD			3Q05 YTD
	GAAP	Adjustments	Non-GAAP	GAAP (A)	Adjustments			Non-GAAP
		Excess Net Realized Capital Gains - 1Q06			Realization of Tax Gain Contingency	Class Action Litigation Settlement	Hurricane Katrina
Consolidated
Pretax income	$520,904	($29,113)	$491,791	$308,206	-	$71,850	$6,699	$386,755
Pretax margin	3.3%	-0.2%	3.1%	2.9%	-	0.6%	0.1%	3.6%
Net income	332,402	($18,167)	$314,235	$234,954	($22,800)	$44,834	$4,181	$261,169
EPS	$1.98	($0.11)	$1.87	$1.42	($0.14)	$0.27	$0.03	$1.58
Growth rate	39.4%		18.4%
MER	84.3%	-	84.3%	83.6%	-	-	-	83.6%
SG&A ratio	14.2%	-	14.2%	14.9%	-	-0.7%	-	14.2%

Government Segment
Pretax income	$326,557	($1,872)	$324,685	$260,871	-	$33,360	$1,529	$295,760
Pretax margin	3.0%	-	3.0%	4.6%	-	0.6%	-	5.2%
MER	85.5%	-	85.5%	83.7%	-	-	-	83.7%
SG&A ratio	11.6%	-	11.6%	11.7%	-	-0.6%	-	11.1%

Commercial Segment
Pretax income	$194,347	($27,241)	$167,106	$47,335	-	$38,490	$5,170	$90,995
Pretax margin	3.9%	-0.5%	3.4%	0.9%	-	0.8%	0.1%	1.8%
MER	81.6%	-	81.6%	83.5%	-		-0.1%	83.4%
SG&A ratio	20.0%	-0.1%	19.9%	18.6%	-	-0.8%	-	17.8%

Humana Inc.
2005 Quarters Adjusted to Reflect Retrospective Application of Expensing Stock Options
In thousands, except per common share results

	1Q05		2Q05		3Q05		4Q05
	Reported	Adjusted (A)	Reported	Adjusted (A)	Reported	Adjusted (A)	Reported	Adjusted (A)

Revenues	$3,387,225	$3,387,225	$3,546,361	$3,546,361	$3,821,461	$3,821,461	$3,663,080	$3,663,080

Pretax income (loss):
Government	$72,224	$70,472	$104,092	$102,531	$89,557	$87,868	$57,395	$55,805
Commercial	49,463	46,208	25,215	22,317	(18,053)	(21,190)	41,821	38,869
Consolidated	$121,687	$116,680	$129,307	$124,848	$71,504	$66,678	$99,216	$94,674

Net income	$109,795	$106,735	$84,137	$81,412	$49,944	$46,807	$64,607	$61,776

Diluted earnings per common share	$0.67	$0.65	$0.51	$0.49	$0.30	$0.28	$0.39	$0.37

Shares used in computing diluted
earnings per common share	164,179	164,496	164,908	165,149	166,037	166,076	166,371	166,521
SG&A expense ratio:
Government	10.8%	10.9%	10.6%	10.6%	13.1%	13.2%	15.5%	15.6%
Commercial	17.6%	17.8%	17.5%	17.7%	20.0%	20.2%	18.1%	18.3%
Consolidated	14.1%	14.3%	13.8%	14.0%	16.2%	16.3%	16.7%	16.9%

Total assets	$6,149,593	$6,149,593	$6,277,907	$6,277,907	$6,832,421	$6,832,421	$6,869,614	$6,869,614
Total liabilities	$3,949,788	$3,916,471	$3,961,719	$3,927,862	$4,466,451	$4,432,166	$4,395,509	$4,360,740
Total stockholders' equity	$2,199,805	$2,233,122	$2,316,188	$2,350,045	$2,365,970	$2,400,255	$2,474,105	$2,508,874

Net cash provided by (used in)
operating activities	$99,228	$95,573	$181,857	$179,287	$591,039	$586,006	($246,497)	($250,784)
Net cash used in investing activities	($451,322)	($451,322)	($59,909)	($59,909)	($96,395)	($96,395)	($159,650)	($159,650)
Net cash provided by (used in)
financing activities	$332,279	$335,934	($78,422)	($75,852)	($119,498)	($114,465)	$159,227	$163,514

Humana Inc.
2003 Through 2005 Adjusted to Reflect Retrospective Application of Expensing Stock Options
In thousands, except per common share results

	For the year ended		For the year ended		For the year ended
	December 31, 2005		December 31, 2004		December 31, 2003
	Reported	Adjusted (A)	Reported	Adjusted (A)	Reported	Adjusted (A)

Revenues	$14,418,127	$14,418,127	$13,104,325	$13,104,325	$12,226,311	$12,226,311

Pretax income:
Government	$323,268	$316,676	$273,840	$269,063	$223,706	$221,240
Commercial	98,446	86,204	142,010	130,315	121,010	114,973
Consolidated	$421,714	$402,880	$415,850	$399,378	$344,716	$336,213

Net income	$308,483	$296,730	$280,012	$269,947	$228,934	$223,739

Diluted earnings per common share	$1.87	$1.79	$1.72	$1.66	$1.41	$1.38

Shares used in computing diluted earnings per common share	165,374	165,560	162,456	162,905	161,960	162,406

SG&A expense ratio:
Government	12.6%	12.7%	12.2%	12.3%	13.4%	13.5%
Commercial	18.3%	18.5%	16.4%	16.5%	16.9%	17.0%
Consolidated	15.3%	15.4%	14.5%	14.6%	15.4%	15.4%

Total assets	$6,869,614	$6,869,614	$5,657,617	$5,657,617	$5,379,814	$5,379,814
Total liabilities	$4,395,509	$4,360,740	$3,567,493	$3,533,369	$3,543,865	$3,510,842
Total stockholders' equity	$2,474,105	$2,508,874	$2,090,124	$2,124,248	$1,835,949	$1,868,972

Net cash provided by operating activities	$625,627	$610,082	$347,809	$344,061	$413,140	$397,921
Net cash used in investing activities	($767,276)	($767,276)	($624,081)	($624,081)	($382,837)	($382,837)
Net cash provided by (used in) financing activities	$293,586	$309,131	($75,053)	($71,305)	$179,744	$194,963

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
3Q06 Earnings Release

Footnote
(A)
Adjusted to include stock-based compensation expense. Under SFAS 123R, which the company adopted effective January 1, 2006 using the modified retrospective method, stock-based compensation expense is recognized based on the grant date fair value over the vesting period.

(B)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).

(C)	TRICARE revenues are not contracted on a per member basis.

(D)
In a limited number of circumstances, the company contracts with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, the company generally agrees to reimbursement rates that target a medical expense ratio ranging from 82% to 89%. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Provider participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such hospitals and physicians for services rendered to their HMO membership.

(E)
In some circumstances, the company contracts with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the medical costs of their HMO membership. Although these arrangements do include capitation payments for services rendered, the company processes substantially all of the claims under these arrangements.

(F)
IBNR represents an estimate of medical expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other medical expenses payable includes amounts payable to providers under capitation arrangements.

(G)	TRICARE IBNR decreased since the prior year end due to favorable development as more fully discussed in Footnote M below.

(H)
TRICARE other medical expenses payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as receivables in the company's balance sheet).

(I)
Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed. TRICARE claim inventories are not included in this amount as an independent third party administrator processes all TRICARE medical claims on the company's behalf. Reserves for TRICARE unprocessed claims inventory are included in TRICARE IBNR.

(J)
Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of administrative functions such as audit and check batching and handling.

(K)
The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 10 days (10th & 20th of month) and the last day of the month.

(L)	The impact of any change in "incurred related to prior years" claims is offset as the company re-establishes such amounts in the "incurred related to current year".

(M)
Changes in estimates of TRICARE incurred claims for prior years recognized during 2006 and 2005 resulted primarily from claim costs and utilization levels developing favorably from the levels originally estimated for the second half of the prior year. As a result of substantial risk-sharing provisions with the Department of Defense and with subcontractors, any resulting impact on operations from the change in estimates of incurred related to prior years is substantially reduced, whether positive or negative.

(N)
The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for our largest claim processing platforms representing approximately 72% of the company's fully insured claims volume. Pharmacy claims are excluded from this measurement.

(O)
A common metric for monitoring medical claim reserve levels relative to the medical claims expense is days in claims payable, or DCP, which represents the medical claim liabilities at the end of the period divided by average medical expenses per day in the quarterly period. Since the company has some providers under capitation payment arrangements (which do not require a medical claim IBNR reserve), the company has also summarized this metric excluding capitation expense.

(P)	Excludes the impact of Medicare stand-alone PDPs.

(Q)
DCP fluctuates due to a number of issues, the more significant of which are detailed in the rollforward of DCP from the fourth quarter of the prior year. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding reserve recorded upon enrollment later in the quarter.